As filed with the Securities and Exchange Commission on November 4, 2003

Reg. No. 33

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________________________________________________

DIATECT INTERNATIONAL CORPORATION

____________________________________________________________________________

(Exact name of registrant as specified in its charter)

California	95-355578
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

875 South Industrial Parkway, Heber City, Utah 84032

(435) 654-4370

____________________________________________________________________________

(Address of principal executive offices)

ADVISORY AND CONSULTING AGREEMENTS

____________________________________________________________________________

(Full title of the plan)

Jay W. Downs

Chief Executive Officer

875 South Industrial Parkway

Heber City, Utah 84032

________________________________________________

(Name and address of agent for service)

(435) 654-4370

________________________________________________

(Telephone number, including area code of agent for service)

Copy to:

Runft Law Offices, PLLC

John L. Runft

1020 West Main

Fourth Floor, Suite 400

Boise, Idaho 83702

(208) 333-8506

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Proposed Maximum Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock
(no par value)	2,000,000	$ .2625	$ 525,000	$ 18.00

(1)

Represents 2,000,000 shares of Common Stock to be issued to a consultant, as Option plan for services rendered.

(2)

Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

GENERAL INFORMATION

The Company

The Company has its principal offices at 875 South Industrial Parkway, Heber, Utah 84032, Telephone (435)654-4370.

Purposes

The Common Stock will be issued by the Company pursuant to an agreement entered into between the Consultant and the Company and approved by the Board of Directors of the Company (the "Board of Directors"). The agreements are intended to provide a method whereby the Company may be stimulated by the personal involvement of the Consultant in the Company's business thereby advancing the interests of the Company, and all of its shareholders.

Common Stock

The Board has authorized the issuance of up to 2,000,000 shares of the Common stock to the Consultant upon effectiveness of the registration Statement.

Consultants

The Consultant has agreed to provide its expertise and advice to the Company on a non-exclusive basis for the purpose of generally representing the Company with respect to certain legal matters.

No Restrictions on Transfer

Upon the shares becoming "Earned" pursuant to the terms of Consultant's engagement agreement, the Consultant will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Consultant

The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultant, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or (b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Consultant will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the Consultant receives shares of common stock pursuant to the exercises of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed ordinary income for federal tax purposes. The Consultant is urged to consult his tax advisor on this matter. Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the company for federal income tax purposes of the taxable year of the Company during which the recipient recognizes income.

Restrictions of Resales

In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

DOCUMENTS INCORPORATED BY REFERENCE AND ADDITIONAL INFORMATION

The company hereby incorporates by reference (i) its annual report of Form 10-KSB for the year ended December 31, 2002, filed pursuant to Section 13 of the Exchange Act, (ii) any and all Forms 10-QSB filed under the Securities or Exchange Act subsequent to any filed form 10-KSB, as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15 (d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: 875 South International Parkway, Heber City, Utah 84032.

Legal Opinions and Experts

John L Runft has rendered an opinion on the validity of the securities being registered.

The financial statements of Diatect International, Inc. by reference in the Company's Annual Report (Form 10-KSB) for the period ended December 31, 2002, have been audited by Williams & Webster P.S., independent auditors, as set forth in their report incorporated herein by reference and are incorporated herein by reference an are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

Indemnification of Officers and Directors

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company, the company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the Commission are hereby incorporated by reference:

1)

The Company's annual report on Form 10-KSB for the period ended December 31, 2001, dated March 29, 2002;

2)

The Company's quarterly report on Form 10-QSB for the period ended June 30, 2003, dated August 14, 2003; and

3)

All additional reports filed by the Company with the Commission pursuant to section 13(a) or 15(d) of the Exchange Act after September 30, 2001.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 12, or 15(d) of the Exchange Act prior to the filing of any post-effective amendment which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The Law Offices of John L Runft is corporate counsel for Diatect International, Inc.

Item 6. Indemnification of Directors and Officers

The Company's indemnification policy covering officers and directors, as contained in the by-laws, provides that the Company may indemnify at its officers or directors for costs reasonably incurred in connection with civil, criminal, administrative and investigative proceedings. The Company may purchase indemnification insurance for officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Experts

The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-KSB) for the year ended December 31, 2002 have been audited by Williams & Webster, P.S., certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Reference is made to said report, which includes explanatory paragraphs that describe the Company's ability to continue as a going concern, discussed in the notes to the Company's Consolidated Financial Statements. Such financial statements are incorporated herein in reliance upon the reports of Williams & Webster, P.S, pertaining to such financial statements (to the extent filed with the Commission) given upon the authority of such firm as experts in giving such reports.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibits to this registration statement are listed in the index to Exhibits on page 12.

Item 9. Undertakings

(a)

The undersigned registrant hereby undertakes:

(1)

To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933:

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement:

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraph is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b)

The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Heber City, State of Utah on November 4, 2003.

Diatect International, Inc.

By /s/ Jay W. Downs

Jay W. Downs, CEO

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David H. Andrus, each of them acting individually as his attorney-in-fact, each with full power of substitution and re-substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to al intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature

Title

Date

/s/ Jay W. Downs

CEO

November 4, 2003

Jay W. Downs

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Consulting Agreement: Charles van Musscher Addendum 1

5.1	Opinion of Counsel, regarding the legality of the securities registered hereunder

23.1	Consent of Williams & Webster, CPA

23.2	Consent of Counsel (included as part of Exhibit 5.1)

24	Power of Attorney (Contained within Signature Page)

Advisory and Consulting Agreements

Number of Shares and Options

Exhibit 4.1

Charles van Musscher

500,000

Charles van Musscher

500,000

Charles van Musscher

500,000

Charles van Musscher

500,000

2,000,000

Exhibit 4.1

Addendum of Consulting Agreement entered into effective as of the 25th day of September 2003, between Diatect International Corporation and Charles van Musscher of Gruenwald, Germany (Consultant)

The above-mentioned agreement is hereby amended to add the following stock options.

STOCK OPTION AGREEMENT

This Stock Option Agreement entered into this day of 22nd October 2003, by and between Diatect International, Inc. (the "Company"), Charles van Musscher ("Optionee").

For and in consideration of the mutual conditions and covenants contained herein, the parties agree as follows:

1.

Grant of Option.  The Company hereby grants to Optionee the right and option (the "Option") to purchase from the Company all of an aggregate total of two million (2,000,000) shares (the "Stock") of the Common Stock of Diatect International, Inc. (the “Company”) at a price and on the terms and conditions set forth below. The shares of Stock are freely tradable and not subject to any restriction on transfer or stop transfer order. The option may be exercised only in multiples of 500,000 shares.

2.

Purchase Price.  The purchase price of the Stock shall be in tranches, as follows:

•

500,000 shares at $.15 per share

•

500,000 shares at $.25 per share

•

500,000 shares at $.30 per share

•

500,000 shares at $.35 per share

Optionee may pay the purchase price either by cash/wire transfer or by delivery of Optionee’s promissory note with a maturity date of thirty (30) days and bearing interest at 6% per annum. Each Note will be non-recourse to Optionee if the Shares haven’t been sold by Optionee within 30 days after the date of exercise, with only the purchased shares being subject to enforcement after the Note matures.

3.

Term of Option.  The term of the Option shall be for a period of six (6) months beginning on the date first written above

4.

Change in Capital Structure.  If all or any portion of the Option shall be exercised subsequent to any share dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization, or liquidation of the Seller occurring after the date of this Agreement as a result of which shares of any class of stock for the Seller shall be issued in respect of the outstanding Stock or the Stock shall be changed into the same or a different number of shares of the same or another class or classes of capital stock, the person or persons so exercising the Option shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares that such person or persons would be holding, at the time of such exercise as a result of such purchase and such share dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, or liquidations, provided, however, that no fractional share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional share not used.

5.

Investment Representation and Agreement.  Optionee represents that this Option and any Stock purchased pursuant to this Option are purchased for investment purposes only and for Optionee's own account.

The parties to this Agreement have executed this Agreement as of the day and year first above written.

"THE COMPANY"

_______________________________

Jay Downs, President

"OPTIONEE"

________________________________

Charles van Musscher

EXHIBIT “A”

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made this ___ day of ____, 2003, by and between Diatect International, Inc (the "Company") and Charles van Musscher ("Purchaser").

Background of Agreement

Company and Purchaser entered into a certain Option Agreement dated 22 Oct, 2003 (the “Option Agreement”) pursuant to which Purchaser has the right to purchase from Company up to 2,000,000 shares of the common stock of Diatect International, Inc. (the “Company”).

Pursuant to the Option Agreement, Purchaser is exercising its right to purchase shares of Company stock from Seller.

Terms of Agreement

The Company and Purchaser agree as follows:

1.

Purchase and Sale of Stock.  The Purchaser hereby purchases, and the Company hereby sells, ___,000 shares of Common Stock of the Company at $________ per share, for a total purchase price of $__________.  The purchase price is hereby paid by Purchaser's delivery of cash or Purchaser's Promissory Note in the form attached as Schedule 1 hereto. Company represents that all of such purchased shares are fully paid, nonassessable, free, and clear of any and all claims, liens, and encumbrances.

2.

General. This Agreement is subject to the terms and conditions contained in the Option Agreement, the terms of which are incorporated herein by reference. This Agreement is binding upon the respective successors, estates, personal representatives, legal representatives, heirs, and assigns of the parties to this Agreement

COMPANY

_______________________________

Jay Downs, Diatect International, Inc

PURCHASER

_______________________________

Charles van Musscher

SCHEDULE  1

FORM OF

PROMISSORY NOTE

Charles van Musscher (“Borrower”), promises to pay to the order of Diatect International, Inc (“Lender”) the principal sum of _______________________________ and No/100 DOLLARS ($_________________) with interest thereon from date of this Note at the rate of six percent (6%) per annum on the principal balance remaining from time to time unpaid. Principal shall be paid in full no later than thirty (30) days from the date of this Note. This Note is nonrecourse to Borrower unless Borrower has sold the shares of stock being purchased with this Note before the maturity date of this Note.

This Note may be partially or entirely prepaid at any time, without penalty or premium.  Any prepayments shall be applied first to accrued interest, then to principal.

All payments of principal and interest shall be made in lawful money of the United States, which money shall be legal tender in payment of all debts, public or private, at the time of payment.

Presentment, demand, protest, notice of dishonor, and all other notices are hereby waived by Borrower.  Borrower promises and agrees to pay all costs of collection, including reasonable attorney’s fees, of any suit, out of court, in trial, on appeal, in bankruptcy proceedings or otherwise, incurred or paid by Lender in enforcing this Note or preserving any right or interest of Lender hereunder.  Any notice to Borrower shall be sufficiently served for all purposes if placed in the mail, postage prepaid, addressed to Borrower, or if left upon the premises of Borrower at the address shown below or any other address shown on Lender’s records.

BORROWER

_________________________________

Charles van Musscher

Exhibit 5.1

November 4, 2003

Runft Law Offices, PLLC

John L Runft

1020 West Main

Fourth Floor, Suite 400

Boise, Idaho 83702

(208)333-8506

Diatect International, Inc.

Re:  Opinion of Counsel - Registration Statement on Form S-8

Gentleman:

I have acted as counsel for Diatect International, Inc. (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 2,000,000 shares of the Company's common stock, no par value, (the "common stock"), issuable pursuant to the Company's Advisory and Consultants Agreements, (the "Plan").

I have examined the Certificate of Incorporation, as amended, and the By-Laws of the company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.

Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ John L Runft_______________

John L Runft